Exhibit 10.13

MIDCAROLINA BANK

SALARY CONTINUATION AGREEMENT

THIS SALARY CONTINUATION AGREEMENT (this “Agreement”) is made and entered into as of this 1st day of October, 2004, by and between MidCarolina Bank, a bank chartered under North Carolina law (the “Bank”), and Robert C. Patterson, an officer of the Bank (the “Officer”).

WHEREAS, the Officer has contributed substantially to the success of the Bank, and the Bank desires that the Officer continue in its employ,

WHEREAS, to encourage the Officer to remain an employee of the Bank, the Bank is willing to provide salary continuation benefits to the Officer. The Bank will pay the benefits from its general assets,

WHEREAS, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank is concerned,

WHEREAS, the parties hereto intend that this Agreement shall be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Officer, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Officer is fully advised of the Bank’s financial status,

WHEREAS, the Bank and the Officer are parties to an Executive Indexed Retirement Agreement dated as of January 25, 2002, and

WHEREAS, the Bank and the Officer intend that this Agreement shall amend and restate in its entirety the January 25, 2002 Executive Indexed Retirement Agreement, and from and after the Effective Date (as hereinafter defined) of this Agreement the January 25, 2002 Executive Indexed Retirement Agreement shall be of no further force or effect.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Officer and the Bank hereby agree as follows.

Article 1

Definitions

The following words and phrases used in this Agreement have the meanings specified.

1.1 “Accrual Balance” means the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) for the Bank’s obligation to the Officer under this Agreement, by applying Accounting Principles Board Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106, and the calculation method and discount rate specified hereinafter. The Accrual Balance shall be calculated assuming a level principal amount and interest as the discount rate is accrued each period. The principal accrual is determined such that when it is credited with interest each month, the Accrual Balance at Normal Retirement Age equals the present value of the normal retirement benefits. The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance. The rate is based on the yield on a 20-year corporate bond rated Aa by Moody’s, rounded to the nearest  1/4%. The initial discount rate is 6.50%. In its sole discretion, the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP.

1.2 “Beneficiary” means each designated person, or the estate of the deceased Officer, entitled to benefits, if any, upon the death of the Officer, determined according to Article 4.

1.3 “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Officer completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4 “Change in Control” shall have the same meaning specified in any severance or employment agreement existing on the date hereof or hereafter entered into between the Officer and the Bank or between the Officer and MidCarolina Financial Corporation, a North Carolina corporation of which the Bank is a wholly owned subsidiary. If the Officer is not a party to a severance or employment agreement containing a definition of Change in Control, Change in Control means any of the following events occur –

(a) Merger: MidCarolina Financial Corporation merges into or consolidates with another corporation, or merges another corporation into MidCarolina Financial Corporation, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of MidCarolina Financial Corporation immediately before the merger or consolidation,

(b) Acquisition of Significant Share Ownership: after the date of this Agreement a report on Schedule 13D, Schedule TO, or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of the combined voting power of MidCarolina Financial Corporation’s voting securities outstanding (but this clause (b) shall not apply to beneficial ownership of voting shares held by a subsidiary in a fiduciary capacity or beneficial ownership of voting shares held by an employee benefit plan of MidCarolina Financial Corporation or any subsidiary. For purposes of this Agreement, “subsidiary” means an entity in which MidCarolina Financial Corporation beneficially owns 50% or more of the outstanding voting securities, whether MidCarolina Financial Corporation owns the shares directly or owns the shares indirectly through an intermediate subsidiary,

(c) Change in Board Composition. during any period of two consecutive years, individuals who constitute MidCarolina Financial Corporation’s board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority thereof; provided, however, that – for purposes of this clause (c) – each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds (b) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period, or

(d) Sale of Assets: MidCarolina Financial Corporation sells to a third party all or substantially all of MidCarolina Financial Corporation’s assets. For this purpose, sale of all or substantially all of MidCarolina Financial Corporation’s assets includes sale of the shares or assets of the Bank alone.

1.5 “Disability” means the Officer suffers a sickness, accident or injury that is determined by the carrier of any individual or group disability insurance policy covering the Officer, or by the Social Security Administration, to be a disability rendering the Officer totally and permanently disabled. At the Bank’s request, the Officer must submit to the Bank proof of the carrier’s or Social Security Administration’s determination.

1.6 “Early Termination” means Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change in Control.

1.7 “Early Termination Date” means the date on which Early Termination occurs.

1.8 “Effective Date” means October 1, 2004.

1.9 “Good Reason” shall have the same meaning specified in any employment or severance agreement existing on the date hereof or entered into hereafter by the Officer and the Bank or by the Officer and MidCarolina Financial Corporation. If the term “Good Reason” is not defined in an employment agreement or severance agreement, it means any of the following events occur without the Officer’s written consent –

(a) reduction of the Officer’s base salary, or

(b) reduction of the Officer’s bonus, incentive, and other compensation award opportunities under the Bank’s benefit plans, unless a company-wide reduction of all officers’ award opportunities occurs simultaneously, or termination of the Officer’s participation in any officer or employee benefit plan maintained by the Bank, unless the plan is terminated because of changes in law or loss of tax deductibility to the Bank for contributions to the plan, or unless the plan is terminated as a matter of policy applied equally to all participants, or

(c) assignment to the Officer of duties or responsibilities that are materially inconsistent with the Officer’s duties and responsibilities immediately before the Change in Control, or any other action by the Bank or its successor that results in a material reduction or material adverse change in the Officer’s position, authority, duties or responsibilities, or

(d) the failure of the Bank to obtain a satisfactory agreement from any successor or assign of the Bank to assume and agree to perform this Agreement, as contemplated in Section 7.5 hereof, or

(e) relocation of the Bank’s principal executive offices, or requiring the Officer to change his principal work location, to any location that is more than 15 miles from the location of the Bank’s principal executive offices on the date of this Agreement.

1.10 “Intentional,” for purposes of this Agreement, no act or failure to act on the part of the Officer shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Officer’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of the Bank.

1.11 “Normal Retirement Age” means the Officer’s 65th birthday.

1.12 “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.

1.13 “Plan Administrator” means the plan administrator described in Article 8.

1.14 “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the effective date of this Agreement.

1.15 “Termination for Cause” and “Cause” shall have the same definition specified in any severance or employment agreement existing on the date hereof or entered into hereafter between the Officer and the Bank or between the Officer and MidCarolina Financial Corporation. If the Officer is not a party to a severance or employment agreement containing a definition of termination for cause, Termination for Cause means the Bank terminates the Officer’s employment for any of the following reasons –

(a) the Officer’s gross negligence or gross neglect of duties or intentional and material failure to perform stated duties after written notice thereof, or

(b) disloyalty or dishonesty by the Officer in the performance of his or her duties, or a breach of the Officer’s fiduciary duties for personal profit, in any case whether in his or her capacity as a director or officer, or

(c) intentional wrongful damage by the Officer to the business or property of the Bank or its affiliates, including without limitation the reputation of the Bank, which in the judgement of the Bank causes material harm to the Bank or affiliates, or

(d) a willful violation by the Officer of any applicable law or significant policy of the Bank or an affiliate that, in the Bank’s judgement, results in an adverse effect on the Bank or the affiliate, regardless of whether the violation leads to criminal prosecution or conviction. For purposes of this Agreement, applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-and-desist order of any governmental agency or body having regulatory authority over the Bank, or

(e) the occurrence of any event that results in the Officer being excluded from coverage, or having coverage limited for the Officer as compared to other executives of the Bank, under the Bank’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees, or

(f) the Officer is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or section 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

(g) conviction of the Officer for or plea of nolo contendere to a felony or conviction of or plea of nolo contendere to a misdemeanor involving moral turpitude, or the actual incarceration of the Officer for 45 consecutive days or more.

1.16 “Termination of Employment” means the Officer ceases to be employed by the Bank for any reason whatsoever, other than because of a leave of absence approved by the Bank. For purposes of this Agreement, if there is a dispute about the employment status of the Officer or the date of the Officer’s Termination of Employment, the Bank shall have the sole and absolute right to decide the dispute unless a Change in Control shall have occurred.

Article 2

Lifetime Benefits

2.1 Normal Retirement Benefit. For Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Bank shall pay to the Officer the benefit described in this Section 2.1 instead of any other benefit under this Agreement.

2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is $48,000.

2.1.2 Payment of Benefit. Beginning with the month immediately after the Officer’s Normal Retirement Date, the Bank shall pay the annual benefit to the Officer in 12 equal monthly installments on the first day of each month. The Normal Retirement annual benefit shall be paid to the Officer for his or her lifetime.

2.2 Early Termination Benefit. After Early Termination, the Bank shall pay to the Officer the benefit described in this Section 2.2 instead of any other benefit under this Agreement.

2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the vested Early Termination annual benefit amount set forth on Schedule A for the Plan Year ending immediately before the Early Termination Date (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1).

2.2.2 Payment of Benefit. Beginning with the month immediately after the Normal Retirement Age, the Bank shall pay the annual benefit to the Officer in 12 equal monthly installments on the first day of each month. The annual benefit shall be paid to the Officer for his or her lifetime.

2.2.3 Vesting. For each consecutive 12-month period during which the Officer has been employed full time by the Bank, including employment before the Effective Date of this

Agreement, the Officer shall be considered to be vested in 10% of the Early Termination benefit under this Section 2.2, until the Officer is 100% vested. The Officer shall be 100% vested in the Early Termination benefit after ten consecutive 12-month periods of full-time employment with the Bank.

2.3 Disability Benefit. After Termination of Employment because of Disability before Normal Retirement Age, the Bank shall pay to the Officer the benefit described in this Section 2.3 instead of any other benefit under this Agreement.

2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Disability annual benefit amount set forth on Schedule A for the Plan Year ended immediately before the date on which Termination of Employment occurs (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1), without regard to vesting.

2.3.2 Payment of Benefit. Beginning with the month immediately after the Officer’s Normal Retirement Age, the Bank shall pay the Disability benefit to the Officer in 12 equal monthly installments on the first day of each month. The annual benefit shall be paid to the Officer for his or her lifetime.

2.4 Change-in-Control Benefit. If the Officer’s employment with the Bank terminates involuntarily within 12 months after a Change in Control, or if the Officer terminates employment voluntarily for Good Reason within 12 months after a Change in Control, the Bank shall pay to the Officer the benefit described in this Section 2.4 instead of any other benefit under this Agreement. However, no benefits shall be payable under this Agreement if the Officer’s employment is terminated under circumstances described in Article 5 of this Agreement.

2.4.1 Amount of Benefit: The benefit under this Section 2.4 is the Accrual Balance on the date Termination of Employment occurs, without regard to vesting.

2.4.2 Payment of Benefit: The Bank shall pay the Change-in-Control benefit under Section 2.4 of this Agreement to the Officer in one lump sum within three days after Termination of Employment.

2.5 Change-in-Control Payout of Normal Retirement Benefit, Early Termination Benefit, or Disability Benefit Being Paid to the Officer at the Time of a Change in Control. If a Change in Control occurs at any time during the salary continuation benefit payment period and if at the time of that Change in Control the Officer is receiving the benefit provided by Sections 2.1.2, 2.2.2, or 2.3.2, the Bank shall pay the remaining salary continuation benefits to the Officer in a single lump sum within three days after the Change in Control. The lump-sum payment due to the Officer as a result of a Change in Control shall be an amount equal to the Accrual Balance amount corresponding to that particular benefit then being paid, without regard to vesting.

2.6 Petition for Payment of Normal Retirement Benefit, Vested Early Termination Benefit or Disability Benefit. If the Officer is entitled to the normal retirement benefit provided by Section 2.1, the Early Termination benefit provided by Section 2.2, or the Disability benefit provided by Section 2.3, the Officer may petition the board of directors to have the Accrual Balance (or vested Accrual Balance in the case of the Early Termination benefit) amount corresponding to that particular benefit paid to the Officer in a single lump sum. The board of directors shall have sole and absolute discretion about whether to pay the remaining Accrual Balance (or vested Accrual Balance in the case of the Early Termination benefit) in a lump sum. If the remaining Accrual Balance is paid in a single lump sum, the Bank shall have no further obligations under this Agreement.

2.7 Contradiction in Terms of Agreement and Schedule A. If there is a contradiction in the terms of this Agreement and Schedule A attached hereto concerning the actual amount of a particular benefit due to the Officer under Section 2.2, 2.3, or 2.4 hereof, then the actual amount of the benefit set forth in this Agreement shall control.

Article 3

Death Benefits

3.1 Death During Active Service. Except as provided in Section 5.2, if the Officer dies in active service to the Bank before the Normal Retirement Age, the Bank shall pay to the Officer’s Beneficiary (a) an amount in cash equal to the Accrual Balance at the time of the Officer’s death (without regard to vesting), and (b) the benefit described in the Split Dollar Agreement attached to this Agreement as Addendum A.

3.2 Death after Termination of Employment. If the Officer dies after Termination of Employment and the Officer is entitled to the normal retirement benefit provided by Section 2.1, the Early Termination benefit provided by Section 2.2, or the Disability benefit provided by Section 2.3, the Bank shall pay to the Officer’s Beneficiary (a) an amount in cash equal to the Accrual Balance (or vested Accrual Balance in the case of the Early Termination benefit) remaining at the time of the Officer’s death, and (b) the benefit described in the Split Dollar Agreement attached to this Agreement as Addendum A; provided, however, that no benefits under this Agreement or under the Split Dollar Agreement shall be paid or payable to the Officer or the Officer’s Beneficiary if this Agreement is terminated according to Article 5.

Article 4

Beneficiaries

4.1 Beneficiary Designations. The Officer shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement upon the death of the Officer. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Officer participates.

4.2 Beneficiary Designation: Change. The Officer shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Officer’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Officer or if the Officer names a spouse as Beneficiary and the marriage is subsequently dissolved. The Officer shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Officer and accepted by the Plan Administrator before the Officer’s death.

4.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

4.4 No Beneficiary Designation. If the Officer dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Officer, then the Officer’s spouse shall be the designated Beneficiary. If the Officer has no surviving spouse, the benefits shall be made to the personal representative of the Officer’s estate.

4.5 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for the benefit.

Article 5

General Limitations

5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement and this Agreement shall terminate if Termination of Employment is a result of Termination for Cause. Likewise, no benefits shall be paid under the Split Dollar Agreement attached to this Agreement as Addendum A, and the Split Dollar Agreement also shall terminate, if Termination of Employment is a result of Termination for Cause.

5.2 Misstatement. No benefits shall be paid under this Agreement or under the Split Dollar Agreement attached as Addendum A if the Officer makes any material misstatement of fact on any application or resume provided to the Bank or on any application for benefits provided by the Bank.

5.3 Removal. If the Officer is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

5.4 Default. Notwithstanding any provision of this Agreement to the contrary, if the Bank is in “default” or “in danger of default,” as those terms are defined in section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.

5.5 FDIC Open-Bank Assistance. All obligations under this Agreement shall terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, when the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Federal Deposit Insurance Act section 13(c). 12 U.S.C. 1823(c). Rights of the parties that have already vested shall not be affected by such action, however.

Article 6

Claims and Review Procedures

6.1 Claims Procedure. A person or beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows –

6.1.1 Initiation – Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

6.1.2 Timing of Bank Response. The Bank shall respond to the claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 90 days by notifying the claimant in writing before the end of the initial 90-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

6.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of the denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth –

6.1.3.1 the specific reasons for the denial,

6.1.3.2 a reference to the specific provisions of the Agreement on which the denial is based,

6.1.3.3 a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

6.1.3.4 an explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

6.1.3.5 a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

6.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows –

6.2.1 Initiation – Written Request. To initiate the review, within 60 days after receiving the Bank’s notice of denial the claimant must file with the Bank a written request for review.

6.2.2 Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. Upon request and free of charge, the Bank shall also provide the claimant reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.

6.2.4 Timing of Bank Response. The Bank shall respond in writing to the claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 60 days by notifying the claimant in writing before the end of the initial 60-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

6.2.5 Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth –

6.2.5.1 the specific reason for the denial,

6.2.5.2 a reference to the specific provisions of the Agreement on which the denial is based,

6.2.5.3 a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

6.2.5.4 a statement of the claimant’s right to bring a civil action under ERISA section 502(a).

Article 7

Miscellaneous

7.1 Amendments and Termination. Subject to Section 7.14 of this Agreement, (a) this Agreement may be amended solely by a written agreement signed by the Bank and by the Officer, and (b) except for termination occurring under Article 5, this Agreement may be terminated solely by a written agreement signed by the Bank and by the Officer.

7.2 Binding Effect. This Agreement shall bind the Officer, the Bank, and their beneficiaries, survivors, executors, successors, administrators, and transferees.

7.3 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Officer the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Officer. It also does not require the Officer to remain an employee nor interfere with the Officer’s right to terminate employment at any time.

7.4 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

7.5 Successors; Binding Agreement. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Officer, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement if no such succession had occurred. The Bank’s failure to obtain an assumption agreement before effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Officer to the Change-in-Control benefit provided in Section 2.4.

7.6 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

7.7 Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of North Carolina, except to the extent preempted by the laws of the United States of America.

7.8 Unfunded Arrangement. The Officer and Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay benefits. Rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Officer’s life is a general asset of the Bank to which the Officer and Beneficiary have no preferred or secured claim.

7.9 Entire Agreement. This Agreement and the Split Dollar Agreement attached as Addendum A constitute the entire agreement between the Bank and the Officer concerning the subject matter hereof. No rights are granted to the Officer under this Agreement other than those specifically set forth herein. This Agreement supersedes and replaces in its entirety the January 25, 2002 Executive Indexed Retirement Agreement, and from and after the Effective Date of this Agreement the January 25, 2002 Executive Indexed Retirement Agreement shall be of no further force or effect.

7.10 Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision not held invalid, and the remainder of such provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.

7.11 Headings. Caption headings and subheadings herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

7.12 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Officer if addressed to the address of the Officer on the books and records of the Bank at the time of the delivery of such notice, and properly addressed to the Bank if addressed to the Board of Directors, MidCarolina Bank, 3101 South Church Street, Burlington, North Carolina 27215.

7.13 Payment of Legal Fees. The Bank is aware that after a Change in Control management of the Bank could cause or attempt to cause the Bank to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Officer the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement would be frustrated. It is the intention of the Bank that the Officer not be required to incur the expenses associated with the enforcement of his or her rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Officer hereunder. It is the intention of the Bank that the Officer not be forced to negotiate settlement of his or her rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Officer that (a) the Bank has failed to comply with any of its obligations under this Agreement, or (b) the Bank or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Officer the benefits intended to be provided to the Officer hereunder, the Bank irrevocably authorizes the Officer from time to time to retain counsel of his or her choice, at the expense of the Bank as provided in this Section 7.13, to represent the Officer in connection with the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder, or other person affiliated with the Bank, in any jurisdiction. Notwithstanding any existing or previous attorney-client relationship between the Bank and any counsel chosen by the Officer under this Section 7.13, the Bank irrevocably consents to the Officer entering into an attorney-client relationship with that counsel, and the Bank and the Officer agree that a confidential relationship shall exist between the Officer and that counsel. The fees and expenses of counsel selected from time to time by the Officer as provided in this section shall be paid or reimbursed to the Officer by the Bank on a regular, periodic basis upon presentation by the Officer of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices, up to a maximum aggregate amount of $50,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. The Bank’s obligation to pay the Officer’s legal fees provided by this Section 7.13 operates separately from and in addition to any legal fee reimbursement obligation the Bank may have with the Officer under any separate employment, severance, or other agreement between the Officer and the Bank.

7.14 Termination or Modification of Agreement Because of Changes in Law, Rules or Regulations. The Bank is entering into this Agreement on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Agreement, then the Bank reserves the right to terminate or modify this Agreement accordingly, subject to the written consent of the Officer, which shall not be unreasonably withheld. This Section 7.14 shall become null and void effective immediately if a Change in Control occurs.

Article 8

Administration of Agreement

8.1 Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the board or such committee or person(s) as the board shall appoint. The Officer may be a member of the Plan Administrator. The Plan Administrator shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (b) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with the Agreement.

8.2 Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

8.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Officer or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method described in Section 1.1.

8.4 Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5 Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Termination of Employment of the Officer and such other pertinent information as the Plan Administrator may reasonably require.

IN WITNESS WHEREOF, the Officer and a duly authorized officer of the Bank have executed this Salary Continuation Agreement as of the date first written above.

OFFICER:	BANK:
MidCarolina Bank

/s/ Robert C. Patterson	By:	/s/ Randolph J. Cary, Jr.
Robert C. Patterson	Its:	Chief Executive Officer

	And By:	/s/ Trudi Isakson
	Its:	Corporate Secretary

BENEFICIARY DESIGNATION

MIDCAROLINA BANK

SALARY CONTINUATION AGREEMENT

I, Robert C. Patterson, designate the following as beneficiary of any death benefits under this Salary Continuation Agreement –

Primary: _______________________________________________________________________________________________

___________________________________________________________________________________________________________.

Contingent: _____________________________________________________________________________________________

___________________________________________________________________________________________________________.

Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature:
Robert C. Patterson

Date: , 2004

Accepted by the Bank this      day of                     , 2004.

By:
Print Name:
Title:

SCHEDULE A

MIDCAROLINA BANK

SALARY CONTINUATION AGREEMENT

Robert C. Patterson

Plan Year	Plan Year ending December 31,	Age at Plan Year end	Accrual Balance @ 6.50% (1)		Percent vested (2)	Vested Early Termination annual benefit payable at Normal Retirement Age (2)	Disability annual benefit payable at Normal Retirement Age (2)	Change-in- Control benefit payable in a lump sum
1	2004	43	$68,006		70%	$18,774	$26,819	$68,006
2	2005	44	$77,328		80%	$22,865	$28,581	$77,328
3	2006	45	$87,274		90%	$27,210	$30,233	$87,274
4	2007	46	$97,886		100%	$31,781	$31,781	$97,886
5	2008	47	$109,208			$33,231	$33,231	$109,208
6	2009	48	$121,289			$34,591	$34,591	$121,289
7	2010	49	$134,180			$35,865	$35,865	$134,180
8	2011	50	$147,933			$37,059	$37,059	$147,933
9	2012	51	$162,607			$38,178	$38,178	$162,607
10	2013	52	$178,265			$39,227	$39,227	$178,265
11	2014	53	$194,971			$40,211	$40,211	$194,971
12	2015	54	$212,795			$41,132	$41,132	$212,795
13	2016	55	$231,814			$41,996	$41,996	$231,814
14	2017	56	$252,106			$42,805	$42,805	$252,106
15	2018	57	$273,757			$43,564	$43,564	$273,757
16	2019	58	$296,858			$44,275	$44,275	$296,858
17	2020	59	$321,506			$44,941	$44,941	$321,506
18	2021	60	$347,805			$45,566	$45,566	$347,805
19	2022	61	$375,866			$46,151	$46,151	$375,866
20	2023	62	$405,805			$46,700	$46,700	$405,805
21	2024	63	$437,750			$47,214	$47,214	$437,750
22	2025	64	$471,834			$47,696	$47,696	$471,834
	August 2026	65	$495,816	(3)		$48,000	$48,000	$495,816
23	2026	65	$490,428
24	2027	66	$473,549

Plan Year	Plan Year ending December 31,	Age at Plan Year end	Accrual Balance @ 6.50% (1)	Percent vested (2)	Vested Early Termination annual benefit payable at Normal Retirement Age (2)	Disability annual benefit payable at Normal Retirement Age (2)	Change-in- Control benefit payable in a lump sum
25	2028	67	$455,540
26	2029	68	$436,324
27	2030	69	$415,821
28	2031	70	$393,946
29	2032	71	$370,605
30	2033	72	$345,701
31	2034	73	$319,129
32	2035	74	$290,778
33	2036	75	$260,528
34	2037	76	$228,252
35	2038	77	$193,814
36	2039	78	$157,070
37	2040	79	$117,865
38	2041	80	$76,035
39	2042	81	$31,403
40	August 2043	82	$0

(1)	Calculations are approximations. Benefit calculations are based on prior year-end accrual balances. The accrual balance reflects payment at the beginning of each month during retirement, beginning September 1, 2026.
(2)	The Early Termination benefit and the Disability benefit are calculated as an annual payment stream of the Accrual Balance (or vested Accrual Balance in the case of the Early Termination benefit) that exists at the end of the year preceding the year in which Early Termination or Disability occurs, using a standard discount rate (6.50%). The Early Termination and Disability benefits continue for the Officer’s lifetime and are included for illustrative purposes only.

For each consecutive 12-month period of full-time employment with the Bank, the Officer becomes 10% vested in the Early Termination benefit, until the Officer is 100% vested after ten consecutive years of full-time employment. For this purpose, the Officer is given credit for years of service predating the Salary Continuation Agreement. Vesting affects the Early Termination benefit only, not the disability benefit or other benefits. The Officer’s full-time employment with the Bank began on January 6, 1997.

(3)	Projected retirement occurs on August 4, 2026, with the first normal monthly retirement benefit being paid on September 1, 2026.